Exhibit 99.1

Hydril Announces Third Quarter 2004 Earnings of $0.61 Per Share

HOUSTON (October 25, 2004) — / Business Wire / — Hydril (Nasdaq: HYDL) reported earnings for the quarter ended September 30, 2004 of $0.61 per diluted share, up 56% from $0.39 reported for the second quarter of 2004, and up 79% when compared to $0.34 in the third quarter of 2003. The current quarter includes an additional income tax deduction on export shipments related to prior years which, net of expenses, increased diluted earnings $0.05 per share, and the third quarter of 2003 included a research and experimentation income tax credit for prior years which, net of expenses, increased diluted earnings $0.15 per share.

On a sequential basis, revenue of $78.4 million was up 25%, operating income of $19.8 million was up 48%, and net income of $14.4 million, which includes the additional income tax deduction, was up 60%. Compared to the third quarter of 2003, revenue was up 56%, operating income was up 221%, and net income, including both income tax reductions, was up 87%.

Chris Seaver, President and CEO, commented, “As we stated in our September earnings guidance release, premium connection revenue was much stronger in international markets, particularly Latin America, while the domestic business continues to improve as expected. Pressure Control aftermarket revenue remains strong while capital equipment remains soft as expected. Recent announcements by drilling contractors of higher rig day-rates and longer- term contracts are seen as encouraging for the capital equipment business.”

Premium Connection Segment

Third quarter revenue for Hydril’s premium connection segment increased 35% sequentially to $53.4 million and operating income increased 43% to $18.3 million. The increase in revenue was driven by higher demand for our products in international markets, particularly Latin America, and by higher domestic demand as the result of an increasing deep formation rig count and operator mix within that rig count.

Pressure Control Segment

Third quarter revenue for Hydril’s pressure control segment increased 7% sequentially to $25 million and operating income increased 21% to $5.4 million. Aftermarket revenue was up 9% sequentially to $15.9 million, and capital equipment revenue increased 5% to $9.1 million from the second quarter of 2004. Operating income increased primarily due to greater higher-margin aftermarket sales and higher gross margin from capital equipment shipped during the quarter. At the end of the quarter, the capital equipment backlog stood at $15.9 million, up from $14 million at the end of the preceding quarter, but down from $17 million as of September 30, 2003.

Business Drivers

As more fully described on our website at www.hydril.com on the “Business Drivers” page, our principal business drivers are: (1) the U.S. rig count for rigs drilling at targets deeper than 15,000 feet, (2) the U.S. deepwater rig count, measured as rigs under contract, drilling in greater than 1,500 feet of water, (3) the worldwide offshore rig count, and (4) the total U.S. rig count.

Conference Call

Hydril’s conference call to discuss third quarter financial results is scheduled for Tuesday, October 26, 2004 at 8:30 a.m. EDT, (7:30 a.m. CDT) and is accessible by dialing (800) 657-1269 (domestic) or (973) 409-9256 (international) and referencing passcode # 5294388. For further information on the call or the webcast, please visit the company’s website at www.hydril.com or see the company’s press release announcing the earnings conference call dated October 14, 2004.

To the extent not provided in the call, reconciliations of any non-GAAP financial measures discussed in the call will be available on the Investor Relations page of Hydril’s website.

Hydril, headquartered in Houston, Texas, is engaged worldwide in engineering, manufacturing and marketing premium connection and pressure control products used for oil and gas drilling and production.

Forward-Looking Statements

This press release contains forward-looking statements concerning expected future results. These statements relate to future events and the company’s future financial performance, including the company’s business strategy and product development plans, and involve known and unknown risks, uncertainties and assumptions. These risks, uncertainties and assumptions, many of which are more fully described in Hydril Company’s Quarterly Report on Form 10-Q for the quarter-ended June 30, 2004 filed with the Securities and Exchange Commission, include but are not limited to the impact of changes in oil and natural gas prices and worldwide and domestic economic conditions on drilling activity and demand for and pricing of Hydril’s products, the impact of geo-political and other events affecting international markets and trade, Hydril’s ability to remain on the leading edge of technology in its products and maintain and increase its market share, the impact of international and domestic trade laws, the loss of or change to distribution methods of premium connections in the U.S. and Canada, overcapacity in the pressure control industry, and high fixed costs that could affect the pricing of Hydril’s products. These factors may cause Hydril’s or the industry’s actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

Contact:
Sue Nutt, Investor Relations
Hydril
(281) 985-3532

HYDRIL COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Share and Per Share Amounts)

	Three Months Ended			Nine Months Ended
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

	Sept. 30,	June 30,	Sept. 30,	September 30,
	2004	2004	2003	2004	2003
Revenue
Premium Connection	$53,404	$39,564	$24,836	$126,392	$84,338
Pressure Control Aftermarket	15,929	14,660	14,424	46,209	42,046
Capital Equipment	9,094	8,681	10,983	26,227	35,748

Subtotal Pressure Control	25,023	23,341	25,407	72,436	77,794
Total Revenue	78,427	62,905	50,243	198,828	162,132
Total Gross Profit	33,076	26,071	18,799	81,497	62,708
Gross Margin	42%	41%	37%	41%	39%
Selling, General, and Admin. Expenses	13,308	12,703	12,632	37,905	36,525

Operating Income (Loss)
Premium Connection	18,264	12,778	5,444	40,438	20,880
Pressure Control	5,441	4,491	4,471	14,718	15,535
Corporate Administration	(3,937)	(3,901)	(3,748)	(11,564)	(10,232)

Total Operating Income	19,768	13,368	6,167	43,592	26,183
Operating Margin	25%	21%	12%	22%	16%
Interest Expense		—	—	—	(1,101)
Interest Income	293	170	126	647	602
Other Income/(Expense)	(101)	132	(106)	(74)	(74)

Income Before Income Taxes	19,960	13,670	6,187	44,165	25,610
Provision for Income Taxes	5,519	4,647	(1,539)	12,828	5,258

Net Income	$14,441	$9,023	$7,726	$31,337	$20,352
Net Income Per Share:
Basic	$0.63	$0.39	$0.34	$1.37	$0.90
Diluted	$0.61	$0.39	$0.34	$1.34	$0.89
Weighted Average Shares Outstanding:
Basic	23,030,468	22,913,096	22,765,373	22,930,889	22,680,760
Diluted	23,553,551	23,258,520	23,043,844	23,304,555	22,985,192
Depreciation
Premium Connection	$1,941	$1,901	$1,853	$5,747	$5,444
Pressure Control	731	723	695	2,174	2,057
Corporate Administration	467	475	440	1,423	1,301

Total Depreciation	3,139	3,099	2,988	9,344	8,802
Capital Expenditures	3,405	1,584	1,443	6,391	5,358
Pressure Control Backlog
Capital Equipment	$15,898	$14,028	$17,046

HYDRIL COMPANY
CONSOLIDATED BALANCE SHEETS
(In Thousands)

	Sept. 30,	December 31,
	2004	2003
	(unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$82,792	$54,139
Investments	13,037	6,831
Total receivables	58,538	41,094
Total inventories	37,105	36,416
Other current assets	11,191	13,517

Total current assets	202,663	151,997

LONG-TERM ASSETS:
Property, net	100,716	105,047
Other long-term assets	15,204	10,072

Total long-term assets	115,920	115,119

TOTAL	$318,583	$267,116

CURRENT LIABILITIES:
Accounts payable	$18,867	$13,481
Accrued liabilities and other current liabilities	29,137	22,021

Total current liabilities	48,004	35,502

LONG-TERM LIABILITIES:
Post retirement, pension benefits and other	15,213	14,604

Total long-term liabilities	15,213	14,604

STOCKHOLDERS’ EQUITY:
Total stockholders’ equity	255,366	217,010

TOTAL	$318,583	$267,116